Exhibit 10.65

Liberate Technologies

2 Circle Star Way

San Carlos, CA 94070-6200 USA

tel: +1 650 701.4100  fax: +1 650 701.4680

www.liberate.com

November 20, 2002

Philip A. Vachon

Dear Philip,

We are pleased to offer you temporary employment with Liberate Technologies.  Your responsibilities will be to oversee and manage Liberate’s worldwide sales operation, reporting directly to Coleman Sisson.  You will be paid a monthly salary of  $56,500, less applicable withholding.  Your starting date will be November 22, 2002 and your last day will be February 28, 2003, unless Liberate and you agree in writing to extend such period.

Although your employment with Liberate is for a specific term, it can be terminated by you or by Liberate at any time for any reason, with or without cause.  (We do ask employees, to the extent possible, to give us notice if they intend to resign.)  This offer is contingent upon your executing Liberate’s Proprietary Information Agreement, and providing legally required proof of your identity and eligibility to work in the United States.

We make every effort to maintain a great and rewarding work environment.  If, however, a dispute arises, you and we agree to waive trial before a judge or jury and to arbitrate with the JAMS arbitration service any dispute relating to this agreement or to your recruitment, employment, or termination, except for claims relating to worker’s compensation benefits, unemployment insurance, or intellectual property rights.  The arbitrator’s decision will include written findings of fact and law and will be final and binding except to the extent that judicial review is required by law.  The American Arbitration Association’s National Rules for the Resolution of Employment Disputes will govern the arbitration, except that the arbitrator will allow discovery authorized by the California Arbitration Act and any additional discovery necessary to vindicate a claim or defense.  The arbitrator may award any remedy that would be available from a court of law.   You may choose to hold the arbitration either in San Mateo County, California or the county where you worked when the arbitrable dispute first arose.  You and we will share the arbitration costs equally (except that we will pay the arbitrator’s fee and any other cost unique to arbitration) and each party will pay its own attorney’s fees except as required by law.

Liberate will defend and indemnify you against claims and expenses (including reasonable attorneys’ fees and costs) arising out of any claim brought against you by a third party arising out of your lawful performance of your duties undertaken in good faith; subject to the conditions that you (i) notify Liberate in writing of any such claim within 30 days of learning of such claim and allow Liberate to have sole control of the defense and all related settlement negotiations, and (ii) cooperate with Liberate, at Liberate’s expense, in defending or settling the claim.

To confirm your acceptance of this employment agreement, please sign and date this letter in the space provided below and return it to Temre Jenkins.  A duplicate original is enclosed for your records.  This letter and the Proprietary Information Agreement set forth the terms of your employment with Liberate.  This agreement supersedes any prior representations or agreements between us, and it may be modified only by a document signed by the CEO or President of Liberate and you.  This offer, if not accepted, will expire on November 25, 2002.

Sincerely,

/s/ Coleman Sisson

Liberate Technologies

By:          Coleman Sisson

                President

I agree to and accept employment with Liberate Technologies on the terms set forth in this agreement.

/s/ Philip Vachon	11/20/02
Philip A. Vachon	Date

Amendment to the

November 20, 2002 Letter Agreement

This Amendment (“Amendment”) to the November 20, 2002 Letter Agreement (“Agreement”) between Philip Vachon (“you”) and Liberate Technologies and its subsidiaries (collectively, “Liberate,” “we,” or “us”) covers your temporary employment with Liberate, and is effective as of  March 1, 2003 (the “Amendment Effective Date”).

RECITALS

A.                                   You have performed the responsibilities set forth in the Agreement in accordance with its terms; and

B.                                     The parties desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       The termination date of the Agreement shall be extended to April 11, 2003.

2.                                       The fourth paragraph of the Agreement shall be stricken in its entirety and replaced with the following: “Liberate will defend and indemnify you in accordance with the terms and conditions set forth in Exhibit A hereto.”

3.                                       All capitalized terms not defined in this Amendment have the meanings given them in the Agreement. This Amendment is incorporated into the Agreement and made a part thereof.  All references to the Agreement in any other document will refer to the Agreement as modified by this Amendment.  Except as modified by this Amendment, the Agreement remains in full force and effect and is enforceable in accordance with its terms.  If the terms of this Amendment conflict with the terms of the Agreement, or its exhibits, as amended, the terms of this Amendment govern.  This Amendment may be executed in counterparts, each of which are deemed an original, but all of which constitute one and the same document.

LIBERATE TECHNOLOGIES		PHILIP VACHON

By:	/s/ Kent Walker	/s/ Philip Vachon

Print Name:	Kent Walker

Title:	EVP & CFO